Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-219213, 333-217810 and 333-196296) and Form S-8 (No. 333-216988) of Ready Capital Corporation of our report dated March 15, 2019, relating to the consolidated financial statements of Owens Realty Mortgage, Inc., appearing in the Annual Report on Form 10-K of Owens Realty Mortgage, Inc. for the year ended December 31, 2018, which report is incorporated by reference in the Form 8-K/A of Ready Capital Corporation dated June 14, 2019.

/s/ CROWE LLP

Sacramento, California
June 14, 2019